                                                             Exhibit 19









                                 1st
                               FRANKLIN
                              FINANCIAL
                             CORPORATION



                              QUARTERLY
                         REPORT TO INVESTORS
                               FOR THE
                          NINE MONTHS ENDED
                          SEPTEMBER 30, 1995

                         MANAGEMENT'S LETTER

Financial Condition:

  Total assets of the Company grew $36.2 million during the nine months ended September 30, 1995 predominately in the Company's cash position. Cash generated from increases in sales of the Company's debt securities and increases in loan payments created $22.9 million (343% increase) in surplus cash reserves during the period. Other major asset categories which experienced growth were the Company's loan and investment portfolios. Increases in funds invested by the Company's insurance subsidiaries and improved bond market values resulted in a $6.2 million (47%) increase in the investment portfolio. Net receivables (gross receivables less unearned finance charges) in the Company's loan portfolio increased $6.9 million (6%) as a result of increases in consumer loan demand. The aforementioned increase in sales of the Company's public debt securities caused senior debt and subordinated debt to increase $30.6 million (35%) during the nine months just ended.

Results of Operations:

  Gross Revenues during the nine months just ended were $40.8 million as compared to $36.6 million during the same period a year ago primarily due to increases in interest income. Net earnings on these revenues were $1.8 million and $2.1 million during the quarters ended September 30, 1995 and 1994 and $5.6 million and $5.9 million during the nine month comparable periods, respectively. Current year net earnings are slightly less than 1994 mainly due to significant increases in interest expense and the Company's loan loss provision.

  Interest income rose $1.2 million (14%) and $3.2 million (13%) during the quarter and nine-month period just ended as compared to the same periods a year ago, respectively, primarily due to a higher level of average net outstanding receivables. Average net receivables were $124.5 million during the nine months ended September 30, 1995 as compared to $112.3 million during the same nine-month period ended September 30, 1994. Income earned from the investment of surplus cash and additional income earned from the increase in investment securities also contributed to the increase in interest income.

  Interest expense increased $.8 million (55%) and $1.8 million (44%) during the comparable periods due to the aforementioned increase in the Company's senior and subordinated debt securities issued and an increase in overall borrowing cost. Higher interest rates caused average borrowing costs to increase to 7.06% during the nine-month period ended September 30, 1995 as compared to 6.30% during the same period ended September 30, 1994.

  The higher levels of average net receivables outstanding and increases in bankruptcy filings caused net charge-offs to increase $.5 million (71%) and $.9 million (52%) during the quarter and nine month periods ended September 30, 1995 and 1994, respectively. This increase in net charge-offs caused the Company's provision for loan losses to increase $.5 million (78%) and $.9 million (50%) during the comparable periods.

  Other operating expenses increased $.8 million (13%) during the quarter ended September 30, 1995 as compared to the quarter ended September 30, 1994 and $2.1 million (10%) during the nine-month period ended September 30, 1995 as compared to the same nine-month period a year ago. Higher payroll and employee benefit costs, increases in advertising expenditures, credit bureau dues, computer expenses, legal and audit expenses, postage, rent expense and taxes and licenses were the main causes of the increases.

  Effective income tax rates were 28.5% and 31.8% for the quarters ended September 30, 1995 and 1994 and 29.6% and 31.5% for the nine months then ended as compared to the same period a year ago, respectively. Certain tax benefits provided by law to life insurance companies substantially reduce the life insurance subsidiary's effective tax rate and thus decrease the Company's consolidated tax rate below statutory rates.

Liquidity:

  Liquidity requirements of the Company are financed through the collection of receivables and through the issuance of public debt securities. Net cash flows from financing activities, excluding bank borrowings, increased $16.4 million during the nine months just ended as compared to the same period a year ago and collections on loans increased $3.8 million over the same period. In addition to the securities program, the Company has two external sources of funds through the use of two Credit Agreements. One agreement provides for available borrowings of $21 million. Available borrowings were $21 million and $20.6 million at September 30, 1995 and December 31, 1994, respectively, relating to this agreement. Another agreement provides for an additional
$2 million for general operating purposes, all of which was available September 30, 1995 and December 31, 1994.

  Liquidity was not adversely affected by delinquent accounts although the percentage of outstanding receivables 60 days or more past due increased to 4.8% of receivables at June 30, 1995 from 4.0% of receivables at December 31, 1994.

  The Company has various legal proceedings pending against it in the State of Alabama alleging different violations of Alabama consumer lending laws and violations in connection with the sale of credit insurance and loan refinancing. During July and October, the Company reached settlement agreements with certain borrowers who had previously asserted claims or had stated their intention to file claims against the Company. Although the Company and its employees deny that they are guilty of any wrongdoing or any breach of any legal obligation or duty to the claimants, in recognition of the expense and uncertainty of litigation, Management felt it was in the best interest of the Company to dispose of these cases. All remaining actions are still in their early stages and their outcome currently is not determinable. The financial condition and operating results of the Company could be materially affected in the event of an unfavorable outcome. However, Management believes that the Company's Alabama operations are in compliance with applicable regulations and that the actions are without merit. The Company is diligently contesting the remaining complaints.

Other:

  Management continues to explore and evaluate potential new market areas as part of its expansion plans. Eight new branch offices were opened during the quarter just ended and currently three additional branch offices are scheduled to open during the fourth quarter.

                    1st FRANKLIN FINANCIAL CORPORATION
              CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


                                               September 30,    December 31,
                                               ------------     -----------
                                                   1995             1994
                                                (Unaudited)       (Audited)

                                ASSETS

CASH AND CASH EQUIVALENTS. . . . . . . . . . . $ 29,609,660    $  6,689,544
                                               ------------    ------------
LOANS, net . . . . . . . . . . . . . . . . . .  115,585,251     108,667,175
                                               ------------    ------------
INVESTMENT SECURITIES:
    Available for Sale, at fair market value .   14,559,986      12,651,527
    Held to Maturity, at amortized cost. . . .    5,433,129         697,144
                                               ------------    ------------
                                                 19,993,115      13,348,671
                                               ------------    ------------

OTHER ASSETS . . . . . . . . . . . . . . . . .    7,515,757       7,762,867
                                               ------------    ------------

           TOTAL ASSETS. . . . . . . . . . . . $172,703,783    $136,468,257
                                               ============    ============


                LIABILITIES  AND STOCKHOLDERS' EQUITY

SENIOR DEBT. . . . . . . . . . . . . . . . . . $ 89,465,718    $ 66,677,289
OTHER LIABILITIES. . . . . . . . . . . . . . .    7,067,553       7,582,833
SUBORDINATED DEBT. . . . . . . . . . . . . . .   29,390,467      21,602,656
                                               ------------    ------------
       Total Liabilities . . . . . . . . . . .  125,923,738      95,862,778
                                               ------------    ------------

STOCKHOLDERS' EQUITY:
    Common Stock . . . . . . . . . . . . . . .      170,000         170,000
    Net Unrealized Gain (Loss) on
       Investment Securities Available
       for Sale. . . . . . . . . . . . . . . .       46,293        (693,457)
    Retained Earnings. . . . . . . . . . . . .   46,563,752      41,128,936
                                               ------------    ------------
       Total Stockholders' Equity. . . . . . .   46,780,045      40,605,479
                                               ------------    ------------
           TOTAL LIABILITIES AND
               STOCKHOLDERS' EQUITY. . . . . . $172,703,783    $136,468,257
                                               ============    ============



   The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           1st FRANKLIN FINANCIAL CORPORATION

                           CONSOLIDATED STATEMENTS OF INCOME


                                  Quarter Ended          Nine Months Ended
                                  September 30             September 30
                             ----------------------   -----------------------
                                   (Unaudited)             (Unaudited)

                                 1995        1994        1995        1994
                             ----------- -----------  ----------- -----------

INTEREST INCOME. . . . . . . $ 9,709,198 $ 8,521,169  $28,319,534 $25,072,870

INTEREST EXPENSE . . . . . .   2,153,487   1,392,011    5,864,043   4,062,180
                             ----------- -----------  ----------- -----------
NET INTEREST INCOME. . . . .   7,555,711   7,129,158   22,455,491  21,010,690

    Provision for
      Loan Losses. . . . . .   1,196,934     670,816    2,840,339   1,899,001
                             ----------- -----------  ----------- -----------
NET INTEREST INCOME
  AFTER PROVISION
  FOR LOAN LOSSES. . . . . .   6,358,777   6,458,342   19,615,152  19,111,689
                             ----------- -----------  ----------- -----------
NET INSURANCE INCOME . . . .   3,248,524   2,885,753    9,567,486   8,677,432
                             ----------- -----------  ----------- -----------
OTHER REVENUE. . . . . . . .     107,638     110,513      291,804     272,219
                             ----------- -----------  ----------- -----------
OTHER OPERATING EXPENSES:
    Personnel Expense. . . .   4,215,632   3,879,937   13,166,824  11,838,369
    Occupancy. . . . . . . .   1,033,911     935,533    2,922,056   2,758,945
    Other. . . . . . . . . .   1,915,505   1,536,655    5,449,260   4,840,916
                             ----------- -----------  ----------- -----------
       Total . . . . . . . .   7,165,048   6,352,125   21,538,140  19,438,230
                             ----------- -----------  ----------- -----------

INCOME BEFORE INCOME TAXES .   2,549,891   3,102,483    7,936,302   8,623,110

    Provision for
      Income Taxes . . . . .     727,948     986,885    2,346,592   2,716,569
                             ----------- -----------  ----------- -----------
NET INCOME . . . . . . . . .   1,821,943   2,115,598    5,589,710   5,906,541

RETAINED EARNINGS,
  beginning of period. . . .  44,819,256  37,947,674   41,128,936  34,220,868

    Dividends on
      Common Stock . . . . .      77,447     128,275      154,894     192,412
                             ----------- -----------  ----------- -----------
RETAINED EARNINGS,
  end of period. . . . . . . $46,563,752 $39,934,997  $46,563,752 $39,934,997
                             =========== ===========  =========== ===========
EARNINGS PER SHARE (1,700
  shares outstanding
  all periods) . . . . . . .   $1,071.73   $1,244.47    $3,288.06   $3,474.44
                               =========   =========    =========   =========

       The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  1st FRANKLIN FINANCIAL CORPORATION

                CONSOLIDATED STATEMENTS OF CASH FLOWS

           Increase (Decrease) in Cash and Cash Equivalents

                                                         Nine Months Ended
                                                           September 30
                                                     ------------------------
                                                           (Unaudited)
                                                         1995        1994
                                                     -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income. . . . . . . . . . . . . . . . . . .   $ 5,589,710  $ 5,906,541
   Adjustments to reconcile net income
    to net cash provided by operating activities:
       Provision for Loan Losses . . . . . . . . .     2,840,339    1,899,001
       Depreciation and Amortization . . . . . . .       791,157      735,299
       Other, net. . . . . . . . . . . . . . . . .      (115,260)     (24,225)
       Decrease in Miscellaneous assets. . . . . .        35,519      554,697
       (Decrease) in Accounts Payable and
          Accrued Expenses . . . . . . . . . . . .      (515,280)    (449,690)
            Net Cash Provided by                     -----------  -----------
              Operating Activities . . . . . . . .     8,626,185    8,621,623
                                                     -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Loans Originated or purchased . . . . . . . . .   (75,797,595) (70,060,897)
   Loan Payments . . . . . . . . . . . . . . . . .    66,039,180   62,193,273
   Purchases of marketable debt securities . . . .    (6,615,279)  (1,465,543)
   Sales of marketable securities. . . . . . . . .       510,000      103,897
   Redemptions of securities . . . . . . . . . . .       475,000      300,000
   Other, net. . . . . . . . . . . . . . . . . . .      (738,723)    (712,927)
            Net Cash Provided by                     -----------  -----------
              Operating Activities . . . . . . . .   (16,127,417)  (9,642,197)
                                                     -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase in Senior Debt . . . . . . . . . . . .    22,788,429    1,921,669
   Subordinated Debt Issued. . . . . . . . . . . .    10,584,108    3,701,101
   Subordinated Debt redeemed. . . . . . . . . . .    (2,796,295)  (3,360,624)
   Dividends Paid. . . . . . . . . . . . . . . . .      (154,894)    (192,412)
            Net Cash Provided by                     -----------  -----------
              Financing Activities . . . . . . . .    30,421,348    2,069,734
                                                     -----------  -----------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS. . . . . . . . . . . . . .    22,920,116    1,049,160

CASH AND CASH EQUIVALENTS, beginning . . . . . . .     6,689,544    5,827,748
                                                     -----------  -----------
CASH AND CASH EQUIVALENTS, ending. . . . . . . . .   $29,609,660  $ 6,876,908
                                                     ===========  ===========

Cash Paid during the period for:   Interest. . . .   $ 5,700,418  $ 4,008,156
                                   Income Taxes. .     2,363,221    2,492,500


       The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                  -NOTES-

1. The accompanying interim financial information of 1st Franklin Financial Corporation and subsidiaries (the Company) should be read in conjunction with the annual financial statements and notes thereto as of December 31, 1994 and for the years then ended included in the Company's December 31, 1994 Annual Report.

2. Effective December 31, 1994, 1st Franklin Corporation (formerly the Parent of the Company) was merged into the Company, with the Company being the surviving corporation. All financial data for prior years have been restated to reflect results of the merger.

3. In the opinion of Management of the Company, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's financial position as of September 30, 1995, and December 31, 1994, and the results of its operations and its cash flows for the nine months ended September 30, 1995 and 1994. While certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, the Company believes that the disclosures herein are adequate to make the information presented not misleading.

4. The results of operations for the nine months ended September 30, 1995, are not necessarily indicative of the results to be expected for the full fiscal year.

5. The computation of Earnings per Share is self-evident from the Consolidated Statement of Income and Retained Earnings.

                         BRANCH OPERATIONS

                 Jarrell Coffee. . . . Vice President
                 Jack Coker. . . . . . Vice President
                 Isabel Vickery. . . . Vice President

                             SUPERVISORS

Richard Asmussen              Jack Hobgood           Melvin Osley
Robert Canfield               Wayne Jones            Dale Palmer
Susie Cantrell                Judy Landon            David Reynolds
Donald Carter                 Jeff Lee               Timothy Schmotz
Mike Culpepper                Tommy Lennon           Joe Seale
Jimmy Davis                   Dianne Moore           Bob Seawright
Tony Ellison                  Ronnie Morrow          Gaines Snow
Donald Floyd

                                 OFFICES:

Alabama Offices:             Georgia Offices:          Georgia Offices:
---------------              ---------------           ---------------
Alexander City               Cartersville              McRae
Andalusia                    Cedartown                 Milledgeville
Arab                         Chatsworth                Monroe
Athens                       Clarkesville              Montezuma
Bessemer                     Claxton                   Monticello
Birmingham                   Clayton                   Moultrie
Clanton                      Cleveland                 Nashville
Cullman                      Cochran                   Newnan
Decatur                      Commerce                  Perry
Dothan                       Conyers                   Richmond Hill
Enterprise                   Cordele                   Rome
Florence                     Cornelia                  Royston
Gadsden                      Covington                 Sandersville
Huntsville                   Cumming                   Savannah
Jasper                       Dallas                    Statesboro
Opp                          Dalton                    Swainsboro
Ozark                        Dawson                    Sylvania
Prattville                   Douglas                   Sylvester
Russellville                 Douglasville              Thomaston
Scottsboro                   Eastman                   Thomson
Selma                        Elberton                  Tifton
Sylacauga                    Ellijay                   Toccoa
Troy                         Forsyth                   Valdosta
Tuscaloosa                   Fort Valley               Vidalia
                             Gainesville               Warner Robins
Georgia Offices:             Garden City               Washington
---------------              Georgetown                Winder
Adel                         Greensboro
Albany                       Griffin                   South Carolina Offices:
Alma                         Hartwell                  ----------------------
Americus                     Hawkinsville              Aiken
Athens                       Hazlehurst                Anderson
Barnesville                  Hinesville                Cayce
Baxley                       Hogansville               Clemson
Blakely                      Jackson                   Easley
Blue Ridge                   Jasper                    Gaffney
Bremen                       Jefferson                 Greenwood
Brunswick                    Jesup                     Lancaster
Buford                       Lavonia                   Laurens
Butler                       Lawrenceville             Orangeburg
Cairo                        Madison                   Seneca
Calhoun                      Manchester                Union
Canton                       McDonough                 York
Carrollton

                              DIRECTORS

                           W. Richard Acree
                     President, Acree Oil Company

                          Ben F. Cheek, III
                 Chairman and Chief Executive Officer
                  1st Franklin Financial Corporation

                           Lorene M. Cheek
                              Homemaker

                           Jack D. Stovall
              President, Stovall Building Supplies, Inc.

                        Dr. Robert E. Thompson
                       Physician, Toccoa Clinic

                          EXECUTIVE OFFICERS

                          Ben F. Cheek, III
                 Chairman and Chief Executive Officer

                           T. Bruce Childs
                President and Chief Operating Officer

                           A. Roger Guimond
              Vice President and Chief Financial Officer

                             Lynn E. Cox
                              Secretary

                            Linda L. Sessa
                              Treasurer

                          INVESTMENT CENTER

                             Lynn E. Cox
                          Account Executive

                           Phoebe P. Martin
                          Account Executive

                           Sandra N. Oliver
                             New Accounts

                               COUNSEL

                      Jones, Day, Reavis & Pogue
                      3500 One Peachtree Center
                      303 Peachtree Street, N.E.
                     Atlanta, Georgia  30308-3242

                               AUDITORS

                         Arthur Andersen LLP
                      133 Peachtree Street, N.E.
                       Atlanta, Georgia  30303